UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 6, 2013

FXCM Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34986	27-3268672
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

55 Water Street, FL 50, New York, NY, 10041

(Address of Principal Executive Offices) (Zip Code)

(646) 432-2986

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 6, 2013, Robert Lande, relinquished his title and his duties as principal accounting officer of FXCM Inc. (the “Company”). Mr. Lande will continue to serve as the principal financial officer of the Company. The Company appointed Nicola Santoro, Jr., age 44, to assume the responsibility of the Company’s principal accounting officer, effective March 6, 2013. Prior to Mr. Santoro’s appointment as the Company’s principal accounting officer, he has been employed with the Company since November 19, 2012.

Prior to joining the Company, Mr. Santoro was employed by the Financial Guaranty Insurance Company (“FGIC”) from June 2005 through November 2012, serving as their principal financial officer from November 2008 where he was responsible for directing FGIC’s financial reporting, accounting, tax, treasury, financial planning and informational technology activities. Other roles at FGIC included Managing Director/Controller and principal accounting officer (April 2007 – November 2008) and Director/Controller (June 2005 – April 2007). Mr. Santoro is a certified public accountant and holds a BBA degree in Accounting from Baruch College and an MBA from Pace University, Lubin School of Business.

In connection with Mr. Santoro’s appointment as principal accounting officer, Mr. Santoro will be awarded 50,000 shares of the Company’s Class A common stock that will vest in one-quarter increments over a four-year period from the date of grant.

There are no related party transactions between the Company and Mr. Santoro. There is no arrangement or understanding between Mr. Santoro and any other person pursuant to which Mr. Santoro was appointed as principal accounting officer Mr. Santoro does not have any family relationships with any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FXCM INC.
By:	/s/Robert Lande
	Name:	Robert Lande
	Title:	Chief Financial Officer

Date: March 8, 2013